QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5

OPINION OF DAVIS POLK & WARDWELL

May 3, 2005

IHS Inc.
15 Inverness Way East
Englewood, CO 80112

Ladies and Gentlemen:

        IHS Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (Registration No. 333-122565) (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 17,623,750 shares of its Class A common stock, par value $0.01 per share (the "Shares"), of which 5,325,000 Shares are being sold by the Company (7,049,063 Shares if the underwriters exercise in full their option to purchase additional Shares) (the "Primary Shares") and 10,000,000 Shares are being sold by the selling stockholders named in the Registration Statement (10,574,687 Shares if the underwriters exercise in full their option to purchase additional Shares) (the "Secondary Shares"), together with the rights (the "Rights") evidenced by the Company's common stock to the extent provided in the rights agreement (the "Rights Agreement") between the Company and Computershare Trust Company, Inc., as Rights Agent (the "Rights Agent"), as described in the Registration Statement.

        We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that:

          (i)    when the number of Primary Shares to be issued and the price at which the Primary Shares are to be sold have been approved on behalf of the Board of Directors of the Company and when the Primary Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus which is a part of the Registration Statement, the Primary Shares will be validly issued, fully paid and non-assessable;

          (ii)   the Secondary Shares have been duly authorized and are validly issued, fully paid and non-assessable; and

          (iii)  when the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent in substantially the form included as Exhibit 4.3 to the Registration Statement, and assuming the Rights Agreement is a binding obligation of the Rights Agent, the Shares are sold as contemplated by the Registration Statement and the Rights are issued in conformity with the Rights Agreement, then the Rights attributable to the Shares will be validly issued.

        We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption "Validity of Class A Common Stock" in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ DAVIS POLK & WARDWELL

QuickLinks

OPINION OF DAVIS POLK & WARDWELL